Exhibit 4.(a).50

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 37

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Annex M	In the Second Appendix, Annex M-

1.	In Article 1.1-

After the definition of “Service Provider” shall come:

“Adult Voice Promo”- The playing or display of a voice or contractual message of sexual content, including a recorded message, provided through a public telecommunications installation, either directly or indirectly, and the said message intends to relay information regarding the service that will follow the message or encourage use of it, as long as there is no additional charge for the playing or the display of the message besides the cost for the call that is charged through the telephone bill.

For this matter, “indirectly”- including a connection from the terminal equipment of the Subscriber as a condition for the provision of the Adult Voice Promo.”

2.	In Article 4-

(a)	Article 4.1 shall be marked as “a”, and afterwards shall come:

“b.	If the Ministry of Communications should notify the Licensee that an Adult Voice Promo is being provided through a telehone line on the Licensee’s network and the access to it is being provided not through a service number, the Licensee will disconnect the said line, or shall block the line for incoming calls.”

(b)	In Article 4.2, instead of the words “Article 4.1” shall come “Article 4.1a”.

Commencement

3.	This amendment shall be effective as of 28 December 2006.

(29 October, 2006)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing